Exhibit 99.1

Arrow Electronics Completes Senior Note Offering

    MELVILLE, N.Y.--(BUSINESS WIRE)--June 27, 2003--Arrow Electronics, Inc. (NYSE:ARW) announced that it has successfully completed its previously announced sale of $350 million principal amount of 6.875% Senior Notes due 2013. The net proceeds of the offering will be used to repay the company's 8.20% senior notes maturing on October 5, 2003 ($207 million principal amount outstanding at March 31, 2003) and for general corporate purposes.
    "As a result of the successful completion of this offering, we have been able to provide for the repayment of the senior notes due in October at a very attractive long-term interest rate," said William E. Mitchell, President and Chief Executive Officer of Arrow, "and the 2013 maturity date of the notes fits nicely with our schedule of future debt repayments." "We are extremely pleased to have accomplished this refinancing and maintained Arrow's strong liquidity profile," he added.
    The notes were sold through an underwritten offering led by Goldman, Sachs & Co., JPMorgan, and Banc of America Securities LLC as joint book-running managers; Credit Suisse First Boston as lead manager; and Fleet Securities, Inc., HSBC, Scotia Capital, and Wachovia Securities as co-managers.
    Arrow Electronics is one of the world's largest distributors of electronic components and computer products and a leading provider of services to the electronics industry. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and over 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through more than 190 sales facilities and 21 distribution centers in 40 countries. Detailed information about Arrow's operations can be found at www.arrow.com.

    CONTACT: Arrow Electronics, Inc.
             Robert E. Klatell
             Executive Vice President
             631/847-1830
             Eileen M. O'Connor
             Vice President, Investor Relations
             631/847-5740